Exhibit  4.31

United States Department of the Interior BUREAU OF LAND MANAGEMENT Nevada State Office P.O. Box 12000 (1340 Financial Blvd.) Reno, Nevada 89520-0006

In Reply Refer To: N-77668 N-77669 3210 NV-920 NOV 03 2005

CERTIFIED MAIL - RETURN RECEIPT REQUESTED

7003 3110 0002 7638 1240

DECISION

Noramex Corporation	:
409 Granville Street, Suite 900	:	Geothermal Leases
Vancouver, BC V6C 1T2	:

LEASES CONSOLIDATED

Your request for consolidation of geothermal leases N-77668 and N-77669, that was filed in this office on October 13, 2005, is hereby approved in accordance with the regulations contained in 43 CFR 3210.12 and the Energy Bill of 2005. The consolidation is effective the date of this decision. All terms and conditions of the originally issued leases continue in effect and are not affected by this consolidation. The lands that were within lease N-77669 are now contained in consolidated lease N-77668. The total lease acreage for lease N-77668 is now 3,297.94, with an annual rental due in the amount of $3298.00.

If you have any questions please call Jack Lewis at 775.861.6538.

/s/ Del Fortner
Del Fortner
Deputy State Director,
Minerals Management